Free Writing Prospectus

Dated July 21, 2021

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-11

$1.75 billion CarMax Auto Owner Trust (CARMX) 2021-3 (Prime Auto Loan)

Joint Bookrunners : RBC (str), BofA, JPM. Mizuho, Wells Fargo

Co-Managers : CIBC, MUFG, Scotiabank, TDS

CLS	SIZE (mm)	WAL	S/M	P.WIN	E.FNL	L.FNL	BENCH	SPRD	YLD%	CPN%	$Px
A-1	296.00	0.25	A-1+/P-1	1-6	01/22	08/22	iLib	+2	0.15788		100.00000
A-2a	506.67	1.10	AAA/Aaa	6-22	05/23	09/24	EDSF	+11	0.291	0.29	99.99910
A-2b	100.00	1.10	AAA/Aaa	6-22	05/23	09/24	1mL	+11	1mL+11		100.00000
A-3	606.67	2.61	AAA/Aaa	22-44	03/25	06/26	iSwp	+15	0.557	0.55	99.98355
A-4	143.29	3.87	AAA/Aaa	44-48	07/25	01/27	iSwp	+11	0.750	0.74	99.96630
B	27.19	3.96	AA+/Aa2	48-48	07/25	03/27	iSwp	+35	1.006	1.00	99.98487
C	47.37	3.96	A+/A2	48-48	07/25	05/27	iSwp	+60	1.256	1.25	99.98948
D	22.81	3.96	BBB+/Baa1	48-48	07/25	01/28	iSwp	+85	1.506	1.50	99.99503

Expected Pricing	: *Priced*	Expected Ratings	: S&P/Moody’s
Expected Settlement	: 07/28/21	Registration	: Public/SEC Registered
First Payment Date	: 08/16/21	ERISA Eligible	: Yes
RR Compliance	: US-Yes; EU-No	Pricing Speed	: 1.30% ABS to 10% clean-up
BBERG Ticker	: CARMX 2021-3	Min Denoms	: $5k x $1k
B&D	: RBC

-MARKETING MATERIALS-

Preliminary Prospectus:	(attached)
Ratings FWP:	(attached)
Intex CDI:	(attached)

IntexNet Dealname “rbccarx2103_large_pool”; Password “92A2”

DealRoadshow: www.dealroadshow.com; Password “CARMX20213”

CUSIPs..........

A-1:	14317D AA8
A-2a:	14317D AB6
A-2b:	14317D AH3
A-3:	14317D AC4
A-4:	14317D AD2
B:	14317D AE0
C:	14317D AF7
D:	14317D AG5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.